Exhibit 97.1

Burford Capital Limited

Incentive Compensation Recovery Policy

I.	PURPOSE

This Incentive Compensation Recovery Policy (this “Recovery Policy”) is adopted by the board of directors (the “Board”) of Burford Capital Limited, a non-cellular company limited by shares incorporated and registered in the Bailiwick of Guernsey under the Companies (Guernsey) Law, 2008 (as amended) (the “Company”), on November 8, 2023 with effect as of October 2, 2023 (the “Effective Date”) as required by Section 10D of the US Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 under the Exchange Act and the applicable New York Stock Exchange Listing Standards (collectively, the “Recovery Rules”). This Recovery Policy is intended to comply with, and shall be interpreted to be consistent with, the Exchange Act and the Recovery Rules.

The purpose of this Recovery Policy is to set forth the circumstances under which Executive Officers of the Company will be required to forfeit or repay certain Excess Incentive Compensation to the Company. This Recovery Policy is intended to apply independently of all other clawback, recoupment or forfeiture policies, agreements or other arrangements of the Company (including the incentive compensation recovery provision set forth in the Burford Capital 2016 Long Term Incentive Plan, as may be amended and restated from time to time and the award agreements thereunder and any successor plan and award agreements thereto) (the “Other Clawback Policies”). Capitalized terms used but not defined in this Recovery Policy shall have the meanings assigned to such terms in Section VIII.

II.	ADMINISTRATION

This Recovery Policy shall be administered by the compensation committee of the Board (the “Compensation Committee”). The Compensation Committee shall have the full power and authority to interpret, construe and make all determinations necessary, appropriate or advisable under this Recovery Policy consistent with the Recovery Rules. All determinations and decisions made by the Compensation Committee pursuant to, or in connection with, this Recovery Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates, shareholders and employees, and need not be uniform with respect to each person covered by this Recovery Policy. In the absence of the Compensation Committee or in the event the Compensation Committee is not composed entirely of independent directors, a majority of the independent directors serving on the Board shall administer this Recovery Policy as set forth in this Section II.

III.	RECOVERY OF EXCESS INCENTIVE COMPENSATION

In the event the Company is required to prepare a Covered Financial Restatement, the Company shall seek reasonably promptly the recovery of any Excess Incentive Compensation Received by a Specified Officer during the three (3) completed fiscal years immediately preceding the applicable Triggering Date (or any transition period that results from a change in the Company’s fiscal year within or immediately following such three (3) completed fiscal years); provided, however, that a transition period between the last day of the Company’s previous fiscal year-end and the first day of the Company’s new fiscal year that comprises a period of nine (9) to twelve (12) months shall be considered a completed fiscal year for purposes of this Recovery Policy. The Company’s obligation to recover Excess Incentive Compensation from a Specified Officer is not dependent on if, or when, the applicable restated financial statements are filed. The Compensation Committee shall promptly notify each Specified Officer in writing (which may be in the form of an electronic mail) that such Specified Officer has Received Excess Incentive Compensation from the Company or an affiliate of the Company, as the case may be, which notice shall set forth the amount of the Excess Incentive Compensation and a demand for forfeiture or repayment, as applicable, of the Excess Incentive Compensation. Unless otherwise specified by the Compensation Committee, a Specified Officer shall be required to forfeit or repay, as applicable, the Excess Incentive Compensation reasonably promptly following such written notice or, if applicable, following final adjudication. For the avoidance of doubt, any action by the Company to recover Excess Incentive Compensation under this Recovery Policy from a Specified Officer shall not, whether alone or in combination with any other action, event or condition, be deemed (i) “good reason” or term of similar import or to serve as a basis for a claim of constructive termination under any benefit or compensation arrangement applicable to such Specified Officer or (ii) to constitute a breach of a contract or other arrangement to which such Specified Officer is party.

Subject to the Recovery Rules, the Compensation Committee shall have sole discretion to determine the appropriate means and methods by which Excess Incentive Compensation shall be recovered from the applicable Specified Officers based on the particular facts and circumstances; provided, however, that (i) to the extent the applicable Excess Incentive Compensation consists of amounts that have been Received by, but not yet paid to, such Specified Officer, such unpaid amounts shall be forfeited and (ii) to the extent any remaining Excess Incentive Compensation consists of amounts paid to such Specified Officer in cash or ordinary shares of the Company that are still held by such Specified Officer, such Specified Officer shall be entitled to repay such amount either in cash or such ordinary shares of the Company, as applicable. For the avoidance of doubt, any Excess Incentive Compensation Received by a Specified Officer that has subsequently been forfeited prior to payment thereof (including as a result of termination of employment or breach of contract) shall be deemed to have been repaid in accordance with this Recovery Policy. To the extent that the application of this Recovery Policy would provide for recovery of Excess Incentive Compensation that the Company recovers pursuant to Section 304 of the US Sarbanes-Oxley Act of 2002, as amended, or Other Clawback Policies, the amount a Specified Officer has already reimbursed the Company will be credited to the required recovery from such Specified Officer under this Recovery Policy. To the extent a Specified Officer fails to repay any Excess Incentive Compensation in accordance with this Recovery Policy following final adjudication of any dispute, such Specified Officer shall, at the Company’s request, reimburse the Company for any and all reasonable legal fees reasonably incurred by the Company in recovering such Excess Incentive Compensation.

The Company must recover the Excess Incentive Compensation pursuant to this Recovery Policy except (x) to the extent the conditions of clause (i), (ii) or (iii) of this sentence are satisfied, including the Company’s compliance with any additional requirements set forth in the applicable Recovery Rules related thereto, and (y) the Compensation Committee has made a determination that recovery would be impracticable on the basis that: (i) the direct expense paid to a third party to assist in enforcing this Recovery Policy would exceed the amount to be recovered; provided, however, that, before making this determination, the Company must have made a reasonable attempt to recover the Excess Incentive Compensation, documented such attempt(s) and, if applicable, provided such documentation to the New York Stock Exchange (the “NYSE”); (ii) recovery would violate home country law where the applicable law was adopted prior to November 28, 2022; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company or any of its affiliates, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder. For the avoidance of doubt, except as set forth in this paragraph, the Company may not accept an amount that is less than the amount of the Excess Incentive Compensation in satisfaction of a Specified Officer’s obligations.

IV.	GOVERNING LAW

This Recovery Policy shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law thereof or of any other jurisdiction. Any dispute, controversy or claim arising out of, or relating to, this Recovery Policy shall be resolved by confidential final and binding arbitration by three arbitrators seated in London with English law governing any legal issues relating to the arbitration, administered by, and in accordance with, the then-existing London Court of International Arbitration (“LCIA”) Rules. Any dispute regarding the scope of the arbitration (including the matters subject to arbitration and any legal issues arising in the arbitration) shall be resolved by the arbitrators. The costs of the arbitration tribunal and the LCIA will be paid by the Company. The other costs of the arbitration or any subsequent judicial proceeding shall be reserved to the discretion of the arbitral tribunal or the court, respectively, with the proviso that while the tribunal or the court is free to order the Company to pay all such costs or to order each party to pay its own costs, the tribunal or the court shall not order the Specified Officer to pay the Company’s costs regardless of the outcome of the proceeding, and security for costs shall not be ordered.

V.	PROHIBITION ON INDEMNIFICATION

No member of the Company shall be permitted to insure or indemnify any Executive Officer against (i) the loss of any Excess Incentive Compensation that is forfeited, repaid or recovered pursuant to the terms of this Recovery Policy or (ii) any claims relating to the Company’s enforcement of its rights under this Recovery Policy. Furthermore, neither the Company nor any of its affiliates shall enter into any agreement that exempts any Incentive Compensation that is granted, paid or awarded to an Executive Officer from the application of this Recovery Policy or that waives the Company’s right to recovery of any Excess Incentive Compensation, and this Recovery Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Recovery Policy).

VI.	MISCELLANEOUS PROVISIONS

This Recovery Policy shall only apply to the Incentive Compensation Received on or after the Effective Date. The Compensation Committee may amend or terminate this Recovery Policy from time to time in its sole and absolute discretion; provided, however, that no amendment or termination of this Recovery Policy shall be effective if such amendment or termination would

(after taking into account any additional actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any applicable federal securities laws or any applicable rules or regulations of the US Securities and Exchange Commission (the “SEC”) or the NYSE. This Recovery Policy shall not limit the rights of the Company to take any other actions or pursue any other remedies that the Company may deem appropriate under the circumstances and applicable law. This Recovery Policy shall be binding and enforceable against all Specified Officers and, to the extent required by applicable law or guidance from the SEC or the NYSE, their respective beneficiaries, heirs, executors, administrators or other legal representatives. This Recovery Policy shall automatically terminate upon a change in control, which results in the Company’s securities no longer being traded on the NYSE or another established US securities exchange.

VII.	DISCLOSURE REQUIREMENTS

The Company shall file or furnish, as applicable, all disclosures with respect to this Recovery Policy in accordance with the requirements of the US federal securities laws, including applicable rules and regulations of the SEC.

VIII.	DEFINITIONS

“Covered Financial Restatement” means an accounting restatement required due to material noncompliance by the Company with any financial reporting requirements under the US federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The following shall not constitute a Covered Financial Restatement: (i) out-of-period adjustments; (ii) retrospective application of a change in accounting principle; (iii) retrospective revision to reportable segment information due to a change in the structure of the internal organization of the Company; (iv) retrospective reclassification due to a discontinued operation; and (v) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control.

“Excess Incentive Compensation” means the amount of the Incentive Compensation Received by an Executive Officer on or after the date of becoming an Executive Officer (such person, a “Specified Officer”) from the Company or any of its affiliates in excess of the amount of the Incentive Compensation that would have been Received had it been determined based on the restated amounts. The amount of the Excess Incentive Compensation shall be determined on a gross basis without regard to any taxes owed or paid by the Specified Officer on the receipt or settlement of the Incentive Compensation. For Incentive Compensation based on share price or total shareholder return, where the amount of the Excess Incentive Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the share price or total shareholder return upon which the Incentive Compensation was Received, as determined by the Compensation Committee in accordance with the Recovery Rules. For the avoidance of doubt, Excess Incentive Compensation may include Incentive Compensation Received by a person after such person ceases to be an Executive Officer, including a former employee of the Company or any of its subsidiaries.

“Executive Officer” shall mean an “executive officer” of the Company (as defined in Rule 10D-1(d) under the Exchange Act) and as identified by the Compensation Committee in accordance with the Recovery Rules.

“Financial Reporting Measures” means measures that are determined in accordance with the accounting principles used in preparing the Company’s financial statements and any measures that are derived in whole or in part from such measures. For the avoidance of doubt, (i) share price and total shareholder return shall be considered Financial Reporting Measures and (ii) Financial Reporting Measures need not be presented within the Company’s financial statements or included in a filing with the SEC.

“Incentive Compensation” means any compensation that is granted, earned or becomes vested upon the attainment of a Financial Reporting Measure and as identified by the Compensation Committee in accordance with the Recovery Rules; to the extent that such compensation is only partially granted, earned or becomes vested upon the attainment of a Financial Reporting Measure and as identified by the Compensation Committee in accordance with the Recovery Rules, only that portion shall be considered to be Incentive Compensation. Incentive Compensation shall not include the following: (i) salaries; (ii) amounts Received solely at the discretion of the Compensation Committee or the Board if such amounts are not determined based on a Financial Reporting Measure or Received from a pool of capital that is determined based on a Financial Reporting Measure; (iii) amounts Received solely upon satisfying one or more subjective standards; (iv) amounts Received solely upon satisfying one or more strategic measures or operational measures; and (v) amounts Received solely based on service or the passage of time.

Incentive Compensation shall be considered to be “Received” by a Specified Officer in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation is achieved or attained, even if the payment or grant of the Incentive Compensation occurs after the end of that fiscal period.

“Triggering Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officer or officers of the Company authorized to take such action if action by the Board or a committee of the Board is not required concludes, or reasonably should have concluded, that the Company is required to prepare a Covered Financial Restatement or (ii) the date a court of competent jurisdiction, regulator or other legally authorized body directs the Company to prepare a Covered Financial Restatement; provided, however, that the recovery of Excess Incentive Compensation pursuant to this Recovery Policy as a result of this clause (ii) shall only be required if such action by such court, regulator or other legally authorized body, as applicable, is final and non-appealable.